Exhibit 1

FOR IMMEDIATE RELEASE	7 March 2014

WPP plc (“WPP”)

Directors’ Interests

WPP was notified yesterday of changes in the share ownership of executive directors of the company, pursuant to the vesting of the 2011 Executive Share Awards (“ESA”) granted in 2012 and pursuant to the exercise and satisfaction of an award under the Leadership Equity Acquisition Plan III (“LEAP”) granted in 2009.

On 6 March 2014, Sir Martin Sorrell became entitled to receive 381,415 ordinary shares pursuant to his 2011 ESA granted in 2012. On 6 March 2014, Sir Martin Sorrell sold 182,808 of these ordinary shares in order to discharge the consequential UK and US tax liabilities.

At today’s date Sir Martin Sorrell and his family interests are interested in or have rights in 20,110,399 shares (inclusive of the shares he is entitled to received pursuant to the awards granted under Renewed LEAP in 2004, 2005, the UK part of the 2006 award, the 2007 award, and the UK part of the award granted under LEAP in 2009, the receipt of which have been deferred). Sir Martin Sorrell’s family interests and rights represent 1.4957% of the issued share capital of WPP. Additionally the JMCMRJ Sorrell Foundation holds 1,005,936 WPP shares, representing 0.0748% of WPP’s issued share capital.

On 6 March 2014, Mr Paul Richardson became entitled to receive 116,335 shares pursuant to his 2011 ESA granted in 2012. On 6 March 2014, Mr Paul Richardson sold 65,150 of these shares to discharge the consequential UK and US tax liabilities. At today’s date, Mr Richardson’s beneficial holding is the equivalent of 762,850 shares (all being in WPP ADRs) representing 0.0567% of WPP’s issued share capital.

On 5 March 2014, Mr Mark Read exercised his option to receive the 133,118 shares which vested on 28 February 2014 pursuant to the award granted under LEAP in 2009 (as was noted in the announcement dated 4 March 2014). On 5 March 2014 Mr Mark Read sold 128,118 of the shares to discharge consequential UK tax liabilities and other personal financial commitments.

On 6 March 2014, Mr Mark Read became entitled to receive 51,280 ordinary shares pursuant to his 2011 ESA granted in 2012. On 6 March 2014, Mr Read sold these shares to discharge the consequential UK tax liabilities and to fund other personal financial commitments. At today’s date, Mr Read’s beneficial holding is 120,713 shares, representing 0.0090% of WPP’s issued share capital.

Contact:

Feona McEwan, WPP	+44 (0)207 408 2204